EXHIBIT 99.1

NEWS RELEASE

Contacts:	Investors:	Media:
	Brad Samson	Audrey Mautner
	949-719-2220	303-495-7197
	brad.samson@trizetto.com	audrey.mautner@trizetto.com

TriZetto Reports Q1 2004 Results In Line With Revised Guidance;

Maintains $0.12 to $0.17 EPS Projection for the Year

NEWPORT BEACH, Calif. – April 27, 2004 –The TriZetto Group, Inc. (Nasdaq: TZIX), today reported $65.8 million in revenue, $2.1 million of EBITDA and a net loss of ($0.09) per share for its first quarter ended March 31, 2004. The company is expecting 2004 to be its first full profitable year, projecting $0.12 to $0.17 earnings per share.

“Although first quarter new business bookings were solid at $81 million, top and bottom line results continued to be negatively affected by two fixed-fee consulting projects and slower than expected software license sales,” said TriZetto Chairman and CEO Jeff Margolis.

“To deliver our profit projection for the year, we are focusing on the following key areas. First, we are applying to other lines of business, the same new sales processes that produced above-budget performance of specialized software in the first quarter. Second, we will substantially complete our fixed-fee implementation engagements and begin redeploying consultants to new revenue-producing projects. Third, we have already begun identifying and implementing a number of cost reductions to better align our expense structure with expected revenue. We expect the benefits of all three of these actions to be seen in the second half of the year.”

FIRST QUARTER FINANCIAL REVIEW

Revenue

First quarter revenue totaled $65.8 million, down 6% from $69.9 million in the first quarter of 2003, consistent with the company’s revised guidance issued on April 19, 2004. Recurring revenue totaled $42.3 million in the quarter, up 8% over 2003, due primarily to revenue increases in hosted Facets®, hosted QicLink™ and benefits administration business process management (BPM) services. Non-

recurring revenue was $23.4 million, down 24% from a year ago. This was principally due to a $6.8 million decline in consulting revenue. Recurring revenue represented 64% of total revenue compared to 56% in the first quarter of 2003 and 61% in the fourth quarter of 2003.

There were 275 new customer contracts signed in the first quarter with a total value of $81.0 million, compared to $62.2 million in the year-ago quarter and $48.8 million in the fourth quarter of 2003. Contract bookings comprise a mix of current and future period revenues and represent the total expected minimum revenue to be generated under each contract. Of the new first quarter contracts, 25 were outsourced services contracts (software hosting, business process management and other services) valued at $40.7 million; 50 were software license contracts valued at $26.6 million; and 200 were for consulting, implementation services, software customizations and other services valued at $13.7 million. TriZetto had success during the first quarter beginning to sell several specialized standalone applications and core add-on modules, which were introduced in the second half of 2003. These included NetworXPricer and NetworXModeler™ applications, and Workflow and Defined Contribution modules for Facets. Eleven new licenses for these products were sold in the first quarter, contributing $7.3 million in bookings.

At March 31, 2004, total revenue backlog was approximately $509 million and the 12-month revenue backlog was approximately $162 million. The timing of contract closings and other factors can cause the company’s backlog to vary from one quarter to the next.

EBITDA

First quarter EBITDA was $2.1 million versus $5.9 million in the year-ago quarter. This decline was mostly due to lower consulting revenue caused by two fixed-fee implementation engagements. TriZetto reports earnings (loss) in accordance with Generally Accepted Accounting Principles (GAAP) and, additionally, on a non-GAAP basis referred to as EBITDA. A definition of EBITDA and a reconciliation to GAAP are included in the attached financial schedules.

Net loss

Net loss for the quarter was ($4.3) million, or ($0.09) per diluted share, compared to a net loss of ($2.7) million or ($0.06) per share a year ago.

Cash resources

Cash, restricted cash and short-term investments totaled $75.7 million at March 31, 2004. For the first quarter, net cash provided by operating activities was $5.6 million compared to $9.7 million a year ago. Days sales outstanding was 75 versus 65 a year ago.

2004 Outlook

For the full year 2004, TriZetto expects to generate revenue of approximately $270 million, EBITDA of $35 to $38 million, and GAAP earnings per share of $0.12 to $0.17, on a fully diluted share count of approximately 50 million. Capital expenditures in 2004 are expected to be between $19 and $21 million. For the second quarter ending June 30, 2004, the company is projecting revenue of $60 to $65 million, EBITDA of ($5) million to breakeven, and GAAP net loss per share of ($0.25) to ($0.15).

Conference call

TriZetto will host a conference at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time today to discuss first quarter results. Investors may access the webcast through TriZetto’s web site at www.trizetto.com, first by clicking on the Investors button, and then on the Company Information drop-down menu item. The conference call will be archived and available through TriZetto’s web site for 30 days following the call.

The webcast will also be distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About TriZetto

TriZetto serves the payer market, which is comprised primarily of national and regional health insurance plans, and benefits administrators that provide transaction services to self-insured employer groups and health plans. The company offers a broad portfolio of information technology products including software, software hosting and business process management services, and consulting, tailored to the needs of healthcare payers. Headquartered in Newport Beach, Calif., The TriZetto Group, Inc. can be reached at (949) 719-2200 or www.trizetto.com.

Important Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements about future net revenues, profits, and financial results, the market for TriZetto’s services, future service offerings, industry trends, client and partner relationships, and TriZetto’s operational capabilities. Actual results may differ materially from those stated in any forward-looking statements based on a number of factors, including the effectiveness of TriZetto’s implementation of its business plan, the market’s acceptance of TriZetto’s new and existing products and services, the timing of new bookings, risks associated with management of growth, reliance on third parties to supply key components of TriZetto’s services, attraction and retention of employees, variability of quarterly operating results, competitive factors, risks associated with acquisitions, changes in demand for third party products or solutions which form the basis of TriZetto’s service and product offerings, financial stability of our customers, the ability of TriZetto to meet its contractual obligations, including service level commitments, to customers, changes in government laws and regulations and risks associated with rapidly changing technology, as well as the other risks identified in TriZetto’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting TriZetto’s investor relations department at 949/719-2209 or at TriZetto’s web site at

www.trizetto.com. All information in this release is as of April 27, 2004. TriZetto undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

# # #

The TriZetto Group, Inc.

Consolidated Statements of Operations

(unaudited and in thousands, except per share amounts)

	Three Months Ended March 31,
	2004	2003
Revenue
Recurring revenue	$42,302	$39,293
Non-recurring revenue	23,448	30,633

Total revenue	65,750	69,926
Cost of revenue
Recurring revenue	32,279	28,580
Non-recurring revenue	15,173	20,254

	47,452	48,834

Recurring revenue—loss on contracts	(1,000)	—
Non-recurring revenue—loss on contracts	1,057	—

	57	—

Total cost of revenue	47,509	48,834
Gross profit	18,241	21,092
Operating expenses
Research and development	7,126	5,922
Selling, general and administrative	14,060	14,002
Amortization of other intangible assets	951	3,309

Total operating expenses	22,137	23,233
Loss from operations	(3,896)	(2,141)
Interest income	169	317
Interest expense	(412)	(545)

Loss before provision for income taxes	(4,139)	(2,369)
Provision for income taxes	(200)	(300)

Net loss	$(4,339)	$(2,669)

Net loss per share:
Basic and diluted	$(0.09)	$(0.06)

Weighted average shares outstanding:
Basic and diluted	46,752	45,880

Other financial data:
EBITDA (a)	$2,070	$5,944
12-month backlog (b)	$161,600	$177,500
Total backlog (c)	$508,900	$574,800

See footnote definitions on following page.

The TriZetto Group, Inc.

Consolidated Statements of Operations

(unaudited and in thousands, except per share amounts)

(a)	The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization, and loss on contracts. Other companies may calculate EBITDA differently. EBITDA is a non-GAAP measure of profitability and is a widely accepted financial indicator of a company's ability to service debt. EBITDA should not be considered in isolation or as an alternative to net income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indicator of operating performance or as a measure of liquidity. EBITDA is an important metric used by management in evaluating the financial performance of the company.

A reconciliation of net loss to EBITDA is as follows:

	Three Months Ended March 31,
	2004	2003
Net loss	$(4,339)	$(2,669)
Amortization of deferred stock compensation	112	590
Operating depreciation and amortization	4,846	4,186
Amortization of other intangible assets	951	3,309
Loss on contracts	57	—
Interest, net	243	228
Taxes	200	300

	6,409	8,613
EBITDA	$2,070	$5,944

(b)	The Company defines 12-month backlog as minimum recurring revenue and non-recurring software licenses from existing contracts to be recognized over the next 12 months.

(c)	The Company defines total backlog as total revenue not yet recognized from recurring revenue and non-recurring software licenses from existing contracts. Included also is maintenance revenue with estimated terms of three to five years.

The TriZetto Group, Inc.

Supplemental Presentation—EBITDA

(unaudited and in thousands)

	Three Months Ended March 31,
	2004	2003
Revenue
Recurring revenue	$42,302	$39,293
Non-recurring revenue	23,448	30,633

Total revenue	65,750	69,926
Cost of revenue
Recurring revenue	29,807	25,959
Non-recurring revenue	14,332	19,498

Total cost of revenue	44,139	45,457
Gross profit	21,611	24,469
Operating expenses
Research and development	6,421	5,569
Selling, general and administrative	13,120	12,956

	19,541	18,525
EBITDA	2,070	5,944
Amortization of deferred stock compensation	112	590
Operating depreciation and amortization	4,846	4,186
Amortization of other intangible assets	951	3,309
Loss on contracts, net	57	—

	5,966	8,085
Loss from operations	(3,896)	(2,141)
Interest income	169	317
Interest expense	(412)	(545)

Loss before provision for income taxes	(4,139)	(2,369)
Provision for income taxes	(200)	(300)

Net loss	$(4,339)	$(2,669)

The TriZetto Group, Inc.

Condensed Consolidated Balance Sheets

(unaudited and in thousands)

	March 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$46,845	$56,026
Short-term investments	27,340	18,843
Restricted cash	1,466	1,478
Accounts receivable, net	45,359	37,349
Prepaid expenses and other current assets	8,162	7,592

Total current assets	129,172	121,288
Property and equipment, net	35,038	41,124
Capitalized software products, net	26,712	25,479
Other intangible assets, net	5,089	6,040
Goodwill	37,579	37,579
Other assets	1,482	1,798

Total assets	$235,072	$233,308

Liabilities and Stockholders' Equity
Current liabilities:
Short-term notes payable and line of credit	$27,821	$29,742
Capital lease obligations	5,051	5,178
Accounts payable	12,490	11,483
Accrued liabilities	26,197	33,379
Deferred revenue	39,456	23,422

Total current liabilities	111,015	103,204
Long-term notes payable	2,055	2,138
Capital lease obligations	3,833	5,017
Deferred revenue	596	832
Other long-term obligations	8,117	8,594

Total liabilities	125,616	119,785

Common stock	47	47
Additional paid-in capital	403,524	402,702
Deferred stock compensation	(1,413)	(863)
Accumulated deficit	(292,702)	(288,363)

Total stockholders' equity	109,456	113,523

Total liabilities and stockholders' equity	$235,072	$233,308